Exhibit 3.1.0

RESTATED CERTIFICATE OF INCORPORATION

OF

GRAFTECH INTERNATIONAL LTD.

The undersigned, John D. Moran, hereby certifies that:

1. He is the General Counsel, Vice President and the Secretary, respectively, of the corporation referred to herein.

2. Such corporation is a corporation duly organized and validly existing under the General Corporation Law of the State of Delaware, as amended.

3. The name of such corporation is GrafTech International Ltd., and the original name under which such corporation was incorporated is UCAR International Inc.

4. The date on which the original Certificate of Incorporation of such corporation was filed with the Secretary of State of the State of Delaware is November 24, 1993.

5. This Restated Certificate of Incorporation merely restates and integrates into one instrument all of the provisions of such Certificate of Incorporation, as heretofore amended, supplemented and restated to date, which are effective and operative, but does not further amend such Certificate of Incorporation, and that there is no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation.

6. This Restated Certificate of Incorporation does not effect the Certificate of Designations filed August 18, 1998, which remains in full force and effect, and is attached hereto as Exhibit A.

7. This Restated Certificate of Incorporation was duly adopted, effective on February 22, 2010, in accordance with Sections 245 of the General Corporation Law of the State of Delaware, as amended, and the applicable provisions of such certificate of incorporation.

8. The provisions of such Certificate of Incorporation, as so restated, are as follows:

FIRST:    NAME

The name of this corporation is GrafTech International Ltd. (the “Corporation”).

SECOND:    ADDRESS

The address, including street number, street, city and county, of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle. The name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

THIRD:    PURPOSE

The nature of the businesses to be conducted and the purposes to be promoted by the Corporation is engaging in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as amended (the “Law”).

FOURTH:    POWERS

In order to conduct its businesses and promote and accomplish its purposes, the Corporation shall have and may exercise all of the powers conferred by the Law upon corporations formed thereunder.

FIFTH:    PERPETUAL EXISTENCE

The Corporation shall have perpetual existence.

SIXTH:    CAPITAL STOCK

The aggregate number of shares of all classes of capital stock which the Corporation shall have authority to issue is two hundred thirty-five million (235,000,000), of which two hundred and twenty-five million (225,000,000) shall be common stock, par value $.01 per share (the “Common Stock”), and ten million (10,000,000) shall be preferred stock, par value $.01 per share (the “Preferred Stock”).

The time of filing of the Amended and Restated Certificate of Incorporation (this “Certificate of Incorporation”) with the Secretary of State of the State of Delaware at 11:00 a.m. on August 3, 1995 is called the “Effective Time”.

Shares of Preferred Stock may be issued in one or more series. The number of shares included in any series of Preferred Stock and the full or limited voting rights, if any, the cumulative or non-cumulative dividend rights, if any, the conversion, redemption or sinking fund rights, if any and the priorities, preferences and relative, participating, optional and other special rights, if any, in respect of the Preferred Stock, any series of Preferred Stock or any rights pertaining thereto, and the qualification, limitations or restrictions on the Preferred Stock, any series of Preferred Stock or any rights pertaining thereto, shall be those set forth in the resolution or resolutions providing for the issuance of the Preferred Stock or such series of Preferred Stock adopted at any time and from time to time by the affirmative vote of a majority of the total number of directors which the Corporation would have if there were no vacancies on the Board of Directors of the Corporation (the “Board”) at the time of the vote (the “Whole Board”) on such resolution or resolutions and filed with the Secretary of State of the State of Delaware. The Board is hereby expressly vested with authority, to the full extent now or hereafter provided by the Law, to adopt any such resolution or resolutions.

SEVENTH:    DIRECTORS

The business and affairs of the Corporation shall be managed by or under the direction of the Board. The number of directors shall, at the Effective Time, be the number of directors then in office and shall thereafter, subject to any limitations which may be set forth in the By-Laws and subject to the right, if any, of holders of shares of Preferred Stock outstanding to elect additional directors expressly set forth in the resolution or resolutions providing for the issuance of such shares, be such number or such greater or lesser number as may be fixed from time to time and at any time by a resolution or resolutions adopted by the affirmative vote of a majority of the Whole Board.

Except as otherwise provided in the By-Laws, the election of directors is not required to be conducted by written ballot.

Except for the right, if any, of holders of shares of Preferred Stock then outstanding to remove one or more directors expressly set forth in the resolution or resolutions providing for the issuance of such shares and except as otherwise required by the law, directors can be removed only for cause and only upon the affirmative vote of holders of at least 67% of the voting power of all shares of capital stock of the Corporation then outstanding entitled to vote generally for the election of directors.

Except for the right, if any, of holders of shares of Preferred Stock then outstanding to fill such vacancies expressly set forth in the resolution or resolutions providing for the issuance of such shares and except as otherwise required by the law, any vacancies on the Board resulting from an increase in the authorized number of directors, from death, resignation, retirement, disqualification or removal of a director or from any other event can be filled by a majority vote of the directors then in office (even though they constitute less than a quorum), unless no directors are then in office in which (but only in which) event such vacancies can be filled by the stockholders. A director elected to fill such a vacancy shall hold office until the due election and qualification of his successor (which may be such director, if he is re-elected) at the annual meeting of stockholders next following his election or his earlier death, resignation or removal. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

In connection with managing the business and affairs of the Corporation, including, but not limited to, determining whether and to what extent any action may be in the best interests of the Corporation or the stockholders, approving or disapproving any action or determining whether to make any recommendation and what recommendation to make to stockholders with respect to any matter, each director and the Board (and any committee of the Board) may consider: (i) the long-term and short-term interests of the employees, suppliers, creditors and customers of the Corporation and its subsidiaries; (ii) the long-term and short-term interests of the communities in which the Corporation and its subsidiaries conduct any business or other activities; and (iii) the long-term and short-term interests of the Corporation, its subsidiaries and the stockholders, including the possibility that such interests may best be served by the continued independence of the Corporation.

EIGHTH:    VOTING

Except for the right, if any, of holders of shares of Preferred Stock then outstanding to cumulate votes expressly set forth in the resolution or resolutions providing for the issuance of such shares, cumulative voting is not permitted with respect to the election of directors.

Except as otherwise permitted with respect to meetings consisting solely of, and actions required or permitted to be taken at meetings consisting solely of, holders of shares of Preferred Stock then outstanding as expressly set forth in the resolution or resolutions providing for the issuance of such shares, (i) any action required or permitted to be taken by the stockholders must be taken at a duly called and convened meeting of stockholders and cannot be taken by consent in writing and (ii) special meetings of stockholders can be called only (a) by or at the direction of the Board pursuant to a resolution or resolutions adopted by the affirmative vote of a majority of the Whole Board, (b) by or at the direction of a director affiliated with and nominated or recommended for nomination for election (under a written agreement which provides for a right to make such nomination or recommendation and which is in effect at the Effective Time) as a director by a person (but only such person) who (x) is a stockholder at the Effective Time or (y) becomes a stockholder after the Effective Time by reason of the transfer of shares of Common Stock by a person who (1) was a stockholder at the Effective Time, (2) had the right to make such a nomination or recommendation pursuant to such a written agreement and (3) assigned such right and such written agreement to such stockholder in accordance with its terms in connection with such transfer, (c) by or at the direction of a committee of the Board which has been expressly authorized by the Board pursuant to a resolution or resolutions adopted by the affirmative vote of a majority of the Whole Board to call special meetings of stockholders or (d) by the chief executive officer or president of the Corporation. As used herein, “Nominating Stockholder” means a person who has the right to make a nomination or recommendation described in clause (b) of the preceding sentence and who is a stockholder at the Effective Time.

NINTH:    BY-LAWS

The Amended and Restated By-Laws of the Corporation approved by the stockholders concurrently with approval by the stockholders of this Certificate of Incorporation shall, at the Effective Time, be the By-Laws.

After the Effective Time, all or any part of the By-Laws may be amended or repealed and new By-Laws may be adopted at any time and from time to time pursuant to (but only pursuant to) a resolution or resolutions adopted by the affirmative vote of a majority of the Whole Board, but subject to the power of the holders of shares of capital stock of the Corporation then outstanding to adopt, amend or repeal the By-Laws as provided in the next paragraph and to the limitations set forth in the By-Laws immediately after the Effective Time.

Subject to the next sentence, all or any part of the By-Laws may be amended or repealed and new By-Laws may be adopted by the stockholders upon (but only upon) the affirmative vote of holders of at least 67% of the voting power of all shares of capital stock of the Corporation then outstanding entitled to vote generally for the election of directors. The reference to 67% in the preceding sentence shall be deemed to refer to 50% if the Principal Stockholder (as defined below) votes in favor of such amendment, repeal or adoption. As used herein, “Principal Stockholder” means the Nominating Stockholder who, together with its affiliates, holds at the Effective Time more than 50% of the outstanding shares of Common Stock; provided, however, that there shall be no “Principal Stockholder” after such time as such Nominating Stockholder, together with its affiliates, ceases to hold more than 20% of the outstanding shares of Common Stock.

TENTH:    EXCULPATION

A director shall not be personally liable to the Corporation or the stockholders for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the duty of loyalty of such director to the Corporation or such holders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Law and (iv) for any transaction from which such director derives an improper personal benefit. If the Law is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the Law, as so amended. No repeal or modification of this Article TENTH shall adversely affect any right of or protection afforded to a director prior to such repeal or modification.

ELEVENTH:    AMENDMENTS

Subject to the next sentence, notwithstanding any other provision contained in this Certificate of Incorporation and notwithstanding that a lesser percentage may be specified by law, the By-Laws or otherwise, Articles SEVENTH, EIGHTH, NINTH and TENTH of this Certificate of Incorporation and this Article ELEVENTH shall not be amended or repealed, and no provision inconsistent therewith or providing for cumulative voting in the election of directors shall be adopted, unless such adoption, amendment or repeal is approved by the affirmative vote of holders of at least 67% of the voting power of all shares of capital stock of the Corporation then outstanding entitled to vote generally for the election of directors. The reference to 67% in the preceding sentence shall be deemed to refer to 50% if the Principal Stockholder votes in favor of such amendment, repeal or adoption.

Subject to the immediately preceding paragraph of this Article ELEVENTH, the Corporation reserves the right to amend, alter, change or repeal any provision contained herein in the manner now or hereafter prescribed by law.

TWELFTH:    COMPROMISE

Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

IN WITNESS WHEREOF, the undersigned has signed this Restated Certificate of Incorporation on this 22nd day of February, 2010.

/s/ John D. Moran
General Counsel, Vice President and Secretary

EXHIBIT A

[FILED AUGUST 18, 1998]

CERTIFICATE OF DESIGNATIONS

of

SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

of

UCAR INTERNATIONAL INC.

The undersigned hereby certifies that he is Vice President, General Counsel and Secretary of UCAR INTERNATIONAL INC. (the “Corporation”), that the Corporation is a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Law”) and that, pursuant to authority vested in the Board of Directors of the Corporation in accordance with the provisions of the Amended and Restated Certificate of Incorporation of the Corporation, the following resolution was duly adopted by the Board of Directors of the Corporation as required by Section 151 of the Law at a meeting duly called and held on August 7, 1998:

RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of the Corporation in accordance with the provisions of the Amended and Restated Certificate of Incorporation of the Corporation, the Board of Directors of the Corporation hereby creates a series of Preferred Stock, par value $.01 per share (the “Preferred Stock”), of the Corporation and hereby states the designation and number of shares, and fixes the voting and other powers, preferences and relative, participating, optional or other rights thereof and the qualifications, limitations and restrictions thereon, as follows:

Section I. DESIGNATION AND AMOUNT. There shall be a series of Preferred Stock designated as “Series A Junior Participating Preferred Stock” (the “Series A Preferred Stock”) and the number of shares constituting the Series A Preferred Stock shall be 1,000,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; PROVIDED, HOWEVER, that no decrease shall reduce the number of shares to a number less than the number of shares then outstanding plus the number of shares then reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion or exchange of outstanding securities issued by the Corporation convertible into or exchangeable for Series A Preferred Stock.

Section II. DIVIDENDS AND DISTRIBUTIONS.

A. Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock (or any similar stock) ranking prior and superior to the Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock, in preference to the holders of Common Stock, par value $.01 per share, of the Corporation (the “Common Stock”) or shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the 15th day of April, July, October and January in each year (each such date being called as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $10.00 or (b) the Adjustment Number (as defined below) times the aggregate per share amount of all cash dividends, plus the fair value, as determined by the Board of Directors upon the advice of a nationally recognized investment banking firm selected in good faith by the Board of Directors, of all non-cash dividends and other distributions (other than dividends payable in shares of Common Stock) declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock. The “Adjustment Number” shall initially be 1,000. In the event the Corporation shall at any time after August 20, 1998 (the “Rights Declaration Date”) (i) declare and pay any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock or (iii) combine the outstanding shares of Common Stock into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event. (References herein to the Adjustment Amount shall mean the Adjustment Amount as in effect at the relevant time.

B. The Corporation shall declare a dividend or distribution on the Series A Preferred Stock as provided in paragraph (A) of this Section 2 immediately after it declares a dividend or distribution on Common Stock (other than a dividend payable in shares of Common Stock); PROVIDED, that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $10.00 per share on the Series A Preferred Stock shall nevertheless be declared for payment on such subsequent Quarterly Dividend Payment Date.

C. Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of first issuance of any shares of Series A Preferred Stock such shares, unless the date of issuance of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on shares of Series A Preferred Stock shall begin to accrue from the date of issuance thereof, or unless the date of issuance of such shares is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which cases dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

Section III. VOTING RIGHTS. The holders of shares of Series A Preferred Stock shall have the following voting rights:

A. Subject to the provision for adjustment set forth herein, each share of Series A Preferred Stock shall entitle the holder thereof to a number of votes equal to the Adjustment Number (as then adjusted) on all matters submitted to a vote of the holders of Common Stock.

B. Except as otherwise provided herein or required by law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of holders of Common Stock.

C. Except as otherwise set forth herein or required by law, the holders of Series A Preferred Stock shall have no voting or approval rights separate or apart from their right to vote with holders of shares of Common Stock as set forth herein.

Section IV. CERTAIN RESTRICTIONS.

A. Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on the Series A Preferred Stock shall have been paid in full, the Corporation shall not:

1. declare or pay dividends, or make any other distributions, on any shares of Common Stock or other stock ranking junior (either as to dividends or upon liquidation or dissolution) to the Series A Preferred Stock;

2. declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation or dissolution) with the Series A Preferred Stock, except dividends paid ratably on Series A Preferred Stock and shares of such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

3. redeem, purchase or otherwise acquire shares of any Common Stock or other stock ranking junior (either as to dividends or upon liquidation or dissolution) to the Series A Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any other stock of the Corporation ranking junior (both as to dividends and upon dissolution or liquidation) to the Series A Preferred Stock; or

4. redeem, purchase or otherwise acquire any shares of Series A Preferred Stock or any shares of stock ranking on a parity with the Series A Preferred Stock, except in accordance with a purchase offer made to the holders of all such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

B. The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

Section V. REACQUIRED SHARES. Any shares of Series A Preferred Stock redeemed, purchased or otherwise acquired by the Corporation or any subsidiary of the Corporation in any manner shall be promptly retired. All such shares shall upon their retirement become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock created in accordance with the Amended and Restated Certificate of Incorporation and the Law.

Section VI. LIQUIDATION OR DISSOLUTION.

(A) Upon any liquidation or dissolution of the Corporation (which terms include a winding up of the Corporation, voluntary or otherwise), no distribution shall be made on any shares of stock ranking junior (either as to dividends or upon liquidation or dissolution) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received an amount per share (the “Series A Liquidation Preference”) equal to the greater of (i) $110,000 plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment or (ii) the Adjustment Number times the per share amount of all cash and other property to be distributed on the Common Stock upon such liquidation or dissolution.

(B) If there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other classes and series of stock of the Corporation that rank on a parity with the Series A Preferred Stock in respect thereof, then the assets available for such distribution shall be distributed ratably to the holders of the Series A Preferred Stock and the holders of such parity stock in proportion to their respective liquidation preferences.

(C) Neither the merger or consolidation of the Corporation into or with another corporation (or other entity) nor the merger or consolidation of another corporation (or other entity) into or with the Corporation shall be deemed to be a liquidation or dissolution of the Corporation within the meaning of this Section 6.

Section VII. CONSOLIDATION, MERGER, ETC. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which shares of Common Stock are exchanged for or changed into other stock, securities, cash and/or other property, then in any such case each share of Series A Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share equal to the Adjustment Number times the aggregate amount of stock, securities, cash and/or other property, as the case may be, into which or for which each share of Common Stock is changed or exchanged.

Section VIII. NO REDEMPTION. The shares of Series A Preferred Stock shall not be redeemable.

Section IX. RANKING. The Series A Preferred Stock shall, with respect to payments of dividends and rights upon liquidation or dissolution, rank (a) senior and prior to (i) the Common Stock and (ii) any series of preferred stock of the Corporation which is stated to be junior to the Series A Preferred Stock; (b) PARI PASSU with (i) any series of preferred stock of the Corporation which is not stated to be senior to or junior to the Series A Preferred Stock; and (c) junior and subordinate to any series of preferred stock of the Corporation which is stated to be senior to the Series A Preferred Stock. Determination as to whether any such statements has shall be made by reference to the Certificate of Incorporation of the Corporation, as then in effect.

Section X. AMENDMENT. At any time that shares of Series A Preferred Stock are outstanding, the Certificate of Incorporation of the Corporation as then in effect shall not be amended in any manner which would materially alter or change the powers, preferences or rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock, voting together as a single class.

Section XI. FRACTIONAL SHARES. Series A Preferred Stock may be issued in fractions of a share that shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Preferred Stock.

Section XII. MISCELLANEOUS. The rights of holders of Series A Preferred Stock shall, to the extent not inconsistent with this resolution, be the same as those of holders of Common Stock.

IN WITNESS WHEREOF, this Certificate of Designations has been executed by this 7th day of August, 1998.

By:	/S/ PETER B. MANCINO
Title: Vice President, General Counsel & Secretary